Exhibit 10.3

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is executed this ______ day of December, 2006, by and between U.S. Wireless Online, Inc., a Nevada Corporation (“USWO”), and DHR Technologies, Inc., a ____________ corporation, (“DHR”), Richard Williamson, II, an individual and IElement Corporation, a ___________ Corporation, (“IElement”), (collectively, the “Parties”).

RECITALS

Certain disputes have arisen between the Parties relating to an agreement between USWO and DHR dated August 11, 2005.  The Parties desire to settle and compromise such disputes on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the Parties hereby agree as follows:

1. Consideration. In full and final settlement of all claims raised by DHR against USWO, USWO shall pay to Richard Williamson, II, the payment of which is hereby acknowledged, the sum $129,496.26 cash payable as follows:  $42,000, in repayment of cash loans due, upon signing this Agreement and the balance of $87,496.26 due and payable on January 2, 2007.

Additionally, USWO shall issue a total of 36,400,721 shares of USWO restricted common stock in the name of Richard Williamson, II or assigns, who DHR and Richard Williamson, II hereby acknowledges that the stock recipients have acquired these securities for investment purposes and without a view towards further distribution of said shares. These acknowledgements are material to USWO’s ability to establish an exemption from registration of the shares issued as a result of this Agreement.

Additionally, USWO shall provide Richard Williamson, II with a promissory note in the amount of $150,000, with such note to be for a term of 24 months and yield interest at a rate of 6% per annum.  The note will be secured by IElement.  Interest will begin to accrue upon signing of the note with first payment due April 2007.  The first nine payments shall be at a rate of $5,000 per month and the remaining payments shall be at a rate of $8,750 per month.

Additionally, USWO shall deliver to Richard Williamson, II, 10,000,000 restricted IElement common shares upon the closing of the IElement transaction described below.

Additionally, USWO shall provide Richard Williamson, II with a promissory note in the amount of $141,178.74, with such note to be for a term of 24 months and yield interest at a rate of 16% per annum.  The note will be secured by IElement.  Payments shall be made at $10,000 per month for the first three months, $11,000 per month for months 4 through 12, $1,014.90 per month for months 13 through 23, $1,014.84 for the payment in month 24 and $12,481.70 in month 25 as final payment of principal and interest.  IElement and USWO further agree they will not incur any additional debt in the name of DHR or Richard Williamson, II.

Additionally, USWO shall make payment of or assume the debts as identified on Exhibit A attached hereto and made a part hereof and the debt assumed by USWO, shall be secured by IElement.

Additionally, DHR stock held by USWO along with all DHR books and records shall be placed in Escrow, with mutually agreed upon conditions, until the above terms have been fully satisfied.  All current assets of DHR shall remain with DHR and be subject to the Escrow conditions until the above terms have been fully satisfied.

Richard Williamson, II shall retain, free and clear of any encumbrance the following property:

a.	Compac Asterisk Server
b.	Cobalt Raq4 (dixienetworks server)
c.	Coastal’s server equipment
d.	Telephone Numbers:
239-790-7250
239-790-7251
239-790-7222

IElement agrees to provide data center space for ½ rack and 2 meg’s of bandwidth in and out to Richard Williamson, II for a period of two years from the date of this Agreement:

2. Conditions to Effectiveness.  The terms of this Agreement will be effective upon the occurrence of the following:

a.  The delivery of $129,496.26 cash to Richard Williamson, II to be delivered via wire transfer to the account of Richard Williamson, II, Fifth Third Bank, Account of Richard and Jennifer Williamson, Routing 072400052, Account# 7164796190 with payments of $42,000 upon signing this Agreement and the balance of $87,496.26 due and payable on January 2, 2007; and

b.  The closing of the agreement between USWO and Sutioc Enterprises, Inc.; and

c.  Execution of a Security Agreement between Richard Williamson, II and IElement Corporation that covers the USWO promissory note for $150,000 and the USWO promissory note for $141,178.74.

d.  USWO’s payment and assumption of debt listed on Exhibit A.

Should the conditions above not be met, this Agreement shall be null and void.

3. Release.  Except for the obligations provided for by this Agreement and upon closing the USWO and Sutioc Enterprise, Inc. transaction, DHR and Richard Williamson, II, hereby releases and discharges USWO and its directors, officers, shareholders, attorneys, agents, employees, successors and assigns, and USWO discharges Richard Williamson, II from all actions, causes of action, claims and liabilities including, without limitation, those arising out of the agreement between USWO and DHR dated August 11, 2005, whether known or unknown.

4.  The parties desire the transaction to qualify as a tax-free reorganization under section 368 (a)(1)(A) of the Internal Revenue Code of 1986, as amended.

5. The Parties are represented by legal counsel and have received legal advice concerning this Settlement Agreement prior to their execution of it. No promise or inducement which is not expressed herein has been made to any party in order to induce them to enter into this Settlement Agreement.

6. The execution of this Settlement Agreement is being done in order to compromise disputed claims. This Settlement Agreement should not be construed as an admission of liability on the part of any party.

7. This Settlement Agreement shall be governed by the laws of the state of Nevada.

8. This Settlement Agreement contains the entire agreement between the Parties, and all provisions of this Agreement are contractual and not a mere recital.

9. This Settlement Agreement shall not be modified except in writing signed by the Parties.

10. Should any action or proceeding be brought by any party to this Settlement Agreement to enforce it or any provision hereof, the prevailing party in any such action or proceeding should be entitled to recover, in addition to any other relief, reasonable attorney fees, costs and expenses of litigation or arbitration.

11. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12. The Parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

U.S. Wireless Online, Inc.

DHR Technologies, Inc.

By:_____________________

By:____________________

Its President

Its President

IElement Corporation

Richard Williamson, II, an Individual

By:_____________________

By:___________________________

Its President

Richard Williamson, II

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